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EXHIBIT 12.1 - COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES



                                                                          Year Ended December 31,
                                                       ------------------------------------------------------------
                                                         1999         1998         1997         1996         1995
                                                       --------     --------     --------     --------     --------
                                                        (000's)      (000's)      (000's)      (000's)      (000's)

Income before provision for income taxes               $203,013     $ 32,322     $ 39,763     $136,280     $ 68,607

Add:

  Interest on term loans and notes, net of
    interest capitalized                                 96,676       92,920      100,192       16,411           --

  Amortization of debt costs                              4,259        3,067        4,741          661           --

  Portion of rents representative of interest             1,903        2,629        1,394          628        1,988
                                                       --------     --------     --------     --------     --------
Income as adjusted                                     $305,851     $130,938     $146,090     $153,980     $ 70,595


Fixed Charges:

  Interest on term loans and notes                     $ 96,676     $ 93,639     $100,192     $ 16,411     $     --


  Amortization of debt costs                              4,259        3,067        4,741          661           --

  Portion of rents representative of interest             1,903        2,629        1,394          628        1,988
                                                       --------     --------     --------     --------     --------
Total fixed charges                                    $102,838     $ 99,335     $106,327     $ 17,700     $  1,988


Ratio of Consolidated Earnings to Fixed Charges            2.97         1.32         1.37         8.70         35.5
                                                       ========     ========     ========     ========     ========
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